Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors
National Western Life Insurance Company:

We consent to the incorporation by reference in the registration statement (No. 333-153341 and No. 333-38549) on Form S-8 of National Western Life Group, Inc. of our report dated March 17, 2014, with respect to the consolidated balance sheets of National Western Life Insurance Company as of December 31, 2013, and related consolidated statements of earnings, comprehensive income, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 2013, and schedules I and V, which report appears in the December 31, 2014 annual report on Form 10-K of National Western LIfe Insurance Company.

/s/KPMG LLP

Houston, Texas
October 2, 2015